UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*


                                 HemoSense, Inc.
      ------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock,  $0.001 par value
    -------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   423691104
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                              Louis S. Citron, Esq.
                           New Enterprise Associates
                   1119 St. Paul Street, Baltimore, MD 21202
                                 (410) 246-2927
    ------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                December 12, 2006
    ------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 31 pages

                                SCHEDULE 13D

-----------------------                               --------------------------
CUSIP No. 423691104                                      Page 2 of 31 Pages
----------------------                                --------------------------


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         New Enterprise Associates 12, Limited Partnership
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         WC
-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware Limited Partnership
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER         0 shares

                         ------------------------------------------------------
NUMBER OF SHARES         8.    SHARED VOTING POWER       1,772,151 shares
  BENEFICIALLY
 OWNED BY EACH           ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER    0 shares
      WITH
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER  1,772,151 shares

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,772,151 shares
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                    /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.82%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
-------------------------------------------------------------------------------

                               Page 2 of 31 pages

                                  SCHEDULE 13D

-----------------------                               --------------------------
CUSIP No. 423691104                                      Page 3 of 31 Pages
----------------------                                --------------------------


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         NEA Partners 12, Limited Partnership
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         AF
-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware Limited Partnership
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER         0 shares

                         ------------------------------------------------------
NUMBER OF SHARES         8.    SHARED VOTING POWER       1,772,151 shares
  BENEFICIALLY
 OWNED BY EACH           ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER    0 shares
      WITH
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER  1,772,151 shares

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,772,151 shares
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                    /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.82%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
-------------------------------------------------------------------------------

                               Page 3 of 31 pages

                                  SCHEDULE 13D

-----------------------                               --------------------------
CUSIP No. 423691104                                      Page 4 of 31 Pages
----------------------                                --------------------------


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         NEA 12 GP, LLC
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         AF
-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware Limited Liability Company
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER         0 shares

                         ------------------------------------------------------
NUMBER OF SHARES         8.    SHARED VOTING POWER       1,772,151 shares
  BENEFICIALLY
 OWNED BY EACH           ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER    0 shares
      WITH
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER  1,772,151 shares

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,772,151 shares
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                    /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.82%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
-------------------------------------------------------------------------------

                               Page 4 of 31 pages

                                  SCHEDULE 13D

-----------------------                               --------------------------
CUSIP No. 423691104                                      Page 5 of 31 Pages
----------------------                                --------------------------


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Michael James Barrett
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         AF
-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States citizen
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER         0 shares

                         ------------------------------------------------------
NUMBER OF SHARES         8.    SHARED VOTING POWER       1,772,151 shares
  BENEFICIALLY
 OWNED BY EACH           ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER    0 shares
      WITH
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER  1,772,151 shares

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,772,151 shares
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                    /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.82%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
-------------------------------------------------------------------------------

                               Page 5 of 31 pages

                                  SCHEDULE 13D

-----------------------                               --------------------------
CUSIP No. 423691104                                      Page 6 of 31 Pages
----------------------                                --------------------------


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Peter J. Barris
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         AF
-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States citizen
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER         0 shares

                         ------------------------------------------------------
NUMBER OF SHARES         8.    SHARED VOTING POWER       1,772,151 shares
  BENEFICIALLY
 OWNED BY EACH           ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER    0 shares
      WITH
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER  1,772,151 shares

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,772,151 shares
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                    /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.82%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
-------------------------------------------------------------------------------

                               Page 6 of 31 pages

                                  SCHEDULE 13D

-----------------------                               --------------------------
CUSIP No. 423691104                                      Page 7 of 31 Pages
----------------------                                --------------------------


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Forest Baskett
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         AF
-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States citizen
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER         0 shares

                         ------------------------------------------------------
NUMBER OF SHARES         8.    SHARED VOTING POWER       1,772,151 shares
  BENEFICIALLY
 OWNED BY EACH           ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER    0 shares
      WITH
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER  1,772,151 shares

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,772,151 shares
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                    /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.82%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
-------------------------------------------------------------------------------

                               Page 7 of 31 pages

                                  SCHEDULE 13D

-----------------------                               --------------------------
CUSIP No. 423691104                                      Page 8 of 31 Pages
----------------------                                --------------------------


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Ryan D. Drant
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         AF
-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States citizen
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER         0 shares

                         ------------------------------------------------------
NUMBER OF SHARES         8.    SHARED VOTING POWER       1,772,151 shares
  BENEFICIALLY
 OWNED BY EACH           ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER    0 shares
      WITH
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER  1,772,151 shares

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,772,151 shares
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                    /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.82%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
-------------------------------------------------------------------------------

                               Page 8 of 31 pages

                                  SCHEDULE 13D

-----------------------                               --------------------------
CUSIP No. 423691104                                      Page 9 of 31 Pages
----------------------                                --------------------------


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Patrick J. Kerins
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         AF
-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States citizen
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER         0 shares

                         ------------------------------------------------------
NUMBER OF SHARES         8.    SHARED VOTING POWER       1,772,151 shares
  BENEFICIALLY
 OWNED BY EACH           ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER    0 shares
      WITH
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER  1,772,151 shares

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,772,151 shares
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                    /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.82%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
-------------------------------------------------------------------------------

                               Page 9 of 31 pages

                                  SCHEDULE 13D

-----------------------                               --------------------------
CUSIP No. 423691104                                      Page 10 of 31 Pages
----------------------                                --------------------------


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Krishna Kolluri
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         AF
-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States citizen
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER         0 shares

                         ------------------------------------------------------
NUMBER OF SHARES         8.    SHARED VOTING POWER       1,772,151 shares
  BENEFICIALLY
 OWNED BY EACH           ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER    0 shares
      WITH
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER  1,772,151 shares

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,772,151 shares
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                    /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.82%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
-------------------------------------------------------------------------------

                               Page 10 of 31 pages

                                  SCHEDULE 13D

-----------------------                               --------------------------
CUSIP No. 423691104                                      Page 11 of 31 Pages
----------------------                                --------------------------


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          C. Richard Kramlich
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         AF
-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States citizen
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER         0 shares

                         ------------------------------------------------------
NUMBER OF SHARES         8.    SHARED VOTING POWER       1,772,151 shares
  BENEFICIALLY
 OWNED BY EACH           ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER    0 shares
      WITH
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER  1,772,151 shares

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,772,151 shares
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                    /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.82%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
-------------------------------------------------------------------------------

                               Page 11 of 31 pages

                                 SCHEDULE 13D

-----------------------                               --------------------------
CUSIP No. 423691104                                      Page 12 of 31 Pages
----------------------                                --------------------------


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Charles M. Linehan
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         AF
-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States citizen
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER         0 shares

                         ------------------------------------------------------
NUMBER OF SHARES         8.    SHARED VOTING POWER       1,772,151 shares
  BENEFICIALLY
 OWNED BY EACH           ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER    0 shares
      WITH
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER  1,772,151 shares

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,772,151 shares
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                    /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.82%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
-------------------------------------------------------------------------------

                               Page 12 of 31 pages

                                 SCHEDULE 13D

-----------------------                               --------------------------
CUSIP No. 423691104                                      Page 13 of 31 Pages
----------------------                                --------------------------


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Peter T. Morris
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         AF
-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States citizen
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER         0 shares

                         ------------------------------------------------------
NUMBER OF SHARES         8.    SHARED VOTING POWER       1,772,151 shares
  BENEFICIALLY
 OWNED BY EACH           ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER    0 shares
      WITH
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER  1,772,151 shares

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,772,151 shares
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                    /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.82%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
-------------------------------------------------------------------------------

                               Page 13 of 31 pages

                                 SCHEDULE 13D

-----------------------                               --------------------------
CUSIP No. 423691104                                      Page 14 of 31 Pages
----------------------                                --------------------------


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Charles W. Newhall III
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         AF
-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States citizen
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER         0 shares

                         ------------------------------------------------------
NUMBER OF SHARES         8.    SHARED VOTING POWER       1,772,151 shares
  BENEFICIALLY
 OWNED BY EACH           ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER    0 shares
      WITH
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER  1,772,151 shares

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,772,151 shares
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                    /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.82%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
-------------------------------------------------------------------------------

                               Page 14 of 31 pages

                                 SCHEDULE 13D

-----------------------                               --------------------------
CUSIP No. 423691104                                      Page 15 of 31 Pages
----------------------                                --------------------------


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Mark W. Perry
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         AF
-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States citizen
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER         0 shares

                         ------------------------------------------------------
NUMBER OF SHARES         8.    SHARED VOTING POWER       1,772,151 shares
  BENEFICIALLY
 OWNED BY EACH           ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER    0 shares
      WITH
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER  1,772,151 shares

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,772,151 shares
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                    /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.82%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
-------------------------------------------------------------------------------

                               Page 15 of 31 pages

                                 SCHEDULE 13D

-----------------------                               --------------------------
CUSIP No. 423691104                                      Page 16 of 31 Pages
----------------------                                --------------------------


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Scott D. Sandell
-------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) /_/
                                                                  (b) /_/

-------------------------------------------------------------------------------
3.       SEC USE ONLY

-------------------------------------------------------------------------------
4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         AF
-------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                       /_ /

-------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States citizen
-------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER         0 shares

                         ------------------------------------------------------
NUMBER OF SHARES         8.    SHARED VOTING POWER       1,772,151 shares
  BENEFICIALLY
 OWNED BY EACH           ------------------------------------------------------
REPORTING PERSON         9.    SOLE DISPOSITIVE POWER    0 shares
      WITH
                         ------------------------------------------------------
                         10.   SHARED DISPOSITIVE POWER  1,772,151 shares

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,772,151 shares
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                    /_/

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.82%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
-------------------------------------------------------------------------------

                               Page 16 of 31 pages

                                 SCHEDULE 13D

Item 1. SECURITY AND ISSUER.

     This statement relates to the Common Stock, $.001 par value (the "Common Stock") of HemoSense, Inc. (the "Issuer") having its principal executive office at 651 River Oaks Parkway, San Jose, CA 95134.

Item 2. IDENTITY AND BACKGROUND.

     This statement is being filed by New Enterprise Associates 12, Limited Partnership ("NEA 12"), NEA Partners 12, Limited Partnership ("NEA Partners 12"), which is the general partner of NEA 12, NEA 12 GP, LLC ("NEA 12 GP"), which is the general partner of NEA Partners 12, and Michael James Barrett
("Barrett"), Peter J. Barris ("Barris"), Forest Baskett ("Baskett"), Ryan D. Drant ("Drant"), Patrick J. Kerins ("Kerins"), Krishna Kolluri ("Kolluri"), C. Richard Kramlich ("Kramlich"), Charles M. Linehan ("Linehan"), Peter T. Morris ("Morris"), Charles W. Newhall III ("Newhall"), Mark W. Perry ("Perry") and Scott D. Sandell ("Sandell"), (collectively, the "Managers"). The Managers are the individual managers of NEA 12 GP. NEA 12 GP, NEA Partners 12, NEA 12 and the Managers are sometimes referred to collectively herein as the "Reporting Persons."

     The address of the principal business office of NEA 12, NEA Partners 12, NEA 12 GP, Barrett, Drant, Kerins and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, MD 21202. The address of the principal business office of Baskett, Kolluri, Kramlich, Linehan, Morris, Perry and Sandell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barris is New Enterprise Associates, One Freedom Square, 11951 Freedom Drive, Suite 1240, Reston, Virginia 20190.

     The principal business of NEA 12 is to invest in and assist growth-oriented businesses located principally in the United States. The principal business of NEA Partners 12 is to act as the general partner of NEA 12. The principal business of NEA 12 GP is to act as the general partner of NEA Partners 12. The principal business of each of the Managers is to act as managers of NEA 12 GP and a number of affiliated partnerships with similar businesses.

     During the five years prior to the date hereof, none of the Reporting Persons has been convicted in a criminal proceeding or has been a party to a civil proceeding ending in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     Each of NEA 12 and NEA Partners 12 is a limited partnership organized under the laws of the State of Delaware. Each of the Managers is a United States citizen.

Item 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     NEA 12 acquired 1,772,151 shares of Common Stock (the "Shares") from the Issuer on December 12, 2006 at a price of $3.95 per share for an aggregate purchase price of $6,999,996.45. The working capital of NEA 12 was the source of the funds for the purchase of the Shares. No part of the purchase price of the Shares was represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, trading or voting the Shares.


                               Page 17 of 31 pages

Item 4. PURPOSE OF TRANSACTION.

     NEA 12 acquired the Shares for investment purposes. Depending on market conditions, its continuing evaluation of the business and prospects of the Issuer and other factors, NEA 12 and other Reporting Persons may dispose of or acquire additional shares of the Issuer. Except as set forth above, none of the Reporting Persons has any present plans which relate to or would result in:

     (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

     (b)  An   extraordinary   corporate   transaction,   such   as  a   merger,
          reorganization or liquidation, involving the Issuer or any of its subsidiaries;

     (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

     (d) Any change in the present board of directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

     (e) Any material change in the present capitalization or dividend policy of the Issuer;

     (f) Any other material change in the Issuer's business or corporate structure;

     (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

     (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

     (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; or

     (j)  Any action similar to any of those enumerated above.

Item 5. INTEREST IN SECURITIES OF THE ISSUER.

     (a) NEA 12 is the record owner of the Shares. As the general partner of NEA 12, NEA Partners 12 may be deemed to own beneficially the Shares. As the general partner of NEA Partners 12, NEA 12 GP likewise may be deemed to own beneficially the Shares. As the individual Managers of NEA GP 12, each of the Managers also may be deemed to own beneficially the Shares.

          Each of the Reporting Persons may be deemed to own beneficially 15.82% of the Issuer's Common Stock, which percentage is calculated based upon 11,204,233 shares outstanding, as reported to be outstanding in the Issuer's Form 10-Q filed with respect to the period ending June 30, 2006. Each of the Reporting Persons, except NEA 12, disclaims beneficial ownership of the Shares except to the extent of their pecuniary interest therein, if any.

     (b)  Regarding the number of shares as to which such person has:

          (i)  sole  power to vote or to direct  the vote:

                0 shares for each of the Reporting Persons.

                               Page 18 of 31 pages

          (ii) shared power to vote or to direct the vote:

                1,772,151 shares for each Reporting Person.

          (iii) sole power to dispose or to direct the disposition:

                0 shares for each of the Reporting Persons.

          (iv) shared power to dispose or to direct the disposition:

                1,772,151 shares for each Reporting Person.

     (c) Except as set forth in Item 3 above, none of the Reporting Persons has effected any transaction in the Common Stock during the last 60 days.

     (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, Shares beneficially owned by any of the Reporting Persons.

     (e)  Not Applicable.

Item 6. CONTRACTS, ARRANGEMENTS, UNDERTAKINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          Not  applicable.

Item 7. MATERIAL TO BE FILED AS EXHIBITS.

     Exhibit 1 - Agreement regarding filing of joint Schedule 13D.

     Exhibit 2 - Powers of Attorney regarding Schedule 13D filings.

                               Page 19 of 31 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



Date: December 22, 2006

NEW ENTERPRISE ASSOCIATES 12,
        LIMITED  PARTNERSHIP

By:     NEA PARTNERS 12, LIMITED PARTNERSHIP
        General Partner

        By:     NEA GP 12, LLC
                General Partner

                By: *
                   ----------------------------
                   Eugene A. Trainor III
                   Administrative Manager

NEA PARTNERS 12, LIMITED PARTNERSHIP

        By:     NEA GP 12, LLC
                General Partner

                By: *
                   ----------------------------
                   Eugene A. Trainor III
                   Administrative Manager


NEA GP 12, LLC

By:   *
   -------------------------------------
   Eugene A. Trainor III
   Administrative Manager

     *
----------------------------------------
Michael James Barrett

     *
----------------------------------------
Peter J. Barris

     *
----------------------------------------

                              Page 20 of 31 pages

Forest Baskett

     *
----------------------------------------
Ryan D. Drant

     *
----------------------------------------
Patrick J. Kerins

     *
----------------------------------------
Krishna Kolluri

      *
----------------------------------------
C. Richard Kramlich

     *
----------------------------------------
Charles M. Linehan

     *
----------------------------------------
Peter T. Morris

     *
----------------------------------------
Charles W. Newhall III

     *
----------------------------------------
Mark W. Perry

     *
----------------------------------------
Scott D. Sandell


                                             /s/ Louis S. Citron
                                             ---------------------------------
                                             Louis S. Citron
                                             As  attorney-in-fact

This Schedule 13D was executed by Louis S. Citron on behalf of the individuals listed above pursuant to Powers of Attorney copies of which are attached as
Exhibit 2.

                              Page 21 of 31 pages

                                                                       EXHIBIT 1
                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of stock of Iomai Corporation.

     EXECUTED this 22nd day of December, 2006.


NEW ENTERPRISE ASSOCIATES 12,
        LIMITED  PARTNERSHIP

By:     NEA PARTNERS 12, LIMITED PARTNERSHIP
        General Partner

        By:     NEA GP 12, LLC
                General Partner

                By: *
                   ----------------------------
                   Eugene A. Trainor III
                   Administrative Manager

NEA PARTNERS 12, LIMITED PARTNERSHIP

        By:     NEA GP 12, LLC
                General Partner

                By: *
                   ----------------------------
                   Eugene A. Trainor III
                   Administrative Manager


NEA GP 12, LLC

By:   *
   -------------------------------------
   Eugene A. Trainor III
   Administrative Manager

     *
----------------------------------------
Michael James Barrett

     *
----------------------------------------
Peter J. Barris

                              Page 22 of 31 pages

     *
----------------------------------------
Forest Baskett

     *
----------------------------------------
Ryan D. Drant

     *
----------------------------------------
Patrick J. Kerins

     *
----------------------------------------
Krishna Kolluri

      *
----------------------------------------
C. Richard Kramlich

     *
----------------------------------------
Charles M. Linehan

     *
----------------------------------------
Peter T. Morris

     *
----------------------------------------
Charles W. Newhall III

     *
----------------------------------------
Mark W. Perry

     *
----------------------------------------
Scott D. Sandell


                                             /s/ Louis S. Citron
                                             ---------------------------------
                                             Louis S. Citron
                                             As  attorney-in-fact

This Agreement relating to Schedule 13D was executed by Louis S. Citron on behalf of the individuals listed above pursuant to Powers of Attorney copies of which are attached as Exhibit 3.

                              Page 23 of 31 pages

                                                                       EXHIBIT 2

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 2001.


                                        /s/ STEWART ALSOP II
                                        ---------------------------------
                                        Stewart Alsop II

                                        /s/ PETER J. BARRIS
                                        ---------------------------------
                                        Peter J. Barris

                                        /s/ NANCY L. DORMAN
                                        ---------------------------------
                                        Nancy L. Dorman

                                        /s/ RONALD KASE
                                        ---------------------------------
                                        Ronald Kase

                                        /s/ C. RICHARD KRAMLICH
                                        ---------------------------------
                                        C. Richard Kramlich

                                        /s/ ARTHUR J. MARKS
                                        ---------------------------------
                                        Arthur J. Marks

                                        /s/ THOMAS C. MCCONNELL
                                        ---------------------------------
                                        Thomas C. McConnell

                                        /s/ PETER T. MORRIS
                                        ---------------------------------
                                        Peter T. Morris

                               Page 24 of 31 pages

                                        /s/ JOHN M. NEHRA
                                        ---------------------------------
                                        John M. Nehra

                                        /s/ CHARLES W. NEWHALL III
                                        ---------------------------------
                                        Charles W. Newhall III

                                        /s/ MARK W. PERRY
                                        ---------------------------------
                                        Mark W. Perry

                                        /s/ SCOTT D. SANDELL
                                        ---------------------------------
                                        Scott D. Sandell


                              Page 25 of 31 pages

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 19th day of October, 2001.

                                        /s/ MICHAEL JAMES BARRETT
                                        ---------------------------------
                                        Michael James Barrett

                               Page 26 of 31 pages

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, and Louis S. Citron, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 21st day of April, 2002.

                                        /s/ EUGENE A. TRAINOR III
                                        ---------------------------------
                                        Eugene A. Trainor III

                               Page 27 of 31 pages

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles W. Newhall III and Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 2005.

                                        /s/ FOREST BASKETT
                                        ---------------------------------
                                         Forest Baskett


                                        /s/ RYAN DRANT
                                        ---------------------------------
                                         Ryan D. Drant


                                        /s/ CHARLES M. LINEHAN
                                        ---------------------------------
                                         Charles M. Linehan


                               Page 28 of 31 pages

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles W. Newhall III and Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 17th day of May, 2006.

                                        /s/ PATRICK J. KERINS
                                        ---------------------------------
                                        Patrick J. Kerins

                               Page 29 of 31 pages

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles W. Newhall III and Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a direct or indirect general partner, director, officer or manager of any partnership, corporation or limited liability company, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 20th day of December, 2006.


                                        ---------------------------------
                                        Forest Baskett


                                        ---------------------------------
                                        M. James  Barrett


                                        ---------------------------------
                                        Peter J.  Barris


                                        ---------------------------------
                                        Ryan Drant


                                        ---------------------------------
                                        Paul Hsiao


                                        ---------------------------------
                                        Vladimir  Jacimovic


                                        ---------------------------------
                                        Patrick J. Kerins


                                        ---------------------------------
                                        Suzanne King

                               Page 30 of 31 pages

                                        /s/ KRISHNA  KOLLURI
                                        ---------------------------------
                                        Krishna  Kolluri


                                        ---------------------------------
                                        C. Richard Kramlich


                                        ---------------------------------
                                        Charles M. Linehan


                                        ---------------------------------
                                        Peter T. Morris


                                        ---------------------------------
                                        John M. Nehra

                                        ---------------------------------
                                        Charles W. Newhall III


                                        ---------------------------------
                                        Mark W. Perry



                                        ---------------------------------
                                        Michael Raab



                                        ---------------------------------
                                        Scott D. Sandell


                                        ---------------------------------
                                        Eugene A. Trainor III


                                        ---------------------------------
                                        Sigrid Van Bladel

                              Page 31 of 31 pages